Exhibit 21

List of FCB Financial Holdings, Inc. subsidiaries:

NAME OF ENTITY	STATE OF INCORPORATION
Florida Community Bank, N.A.	National Association
Flamingo Sub, Inc.	FL
BFG Real Estate Holdings, Inc.	FL
BFG Land Holdings, Inc.	FL
FCB Central Holdings LLC	DE
FCB Commercial Land Holdings LLC	DE
FCB Keys Country LLC	DE
FCB REO I, LLC	DE
FCB REO II, LLC	DE
FCB REO III, LLC	DE
FCB REO IV, LLC	DE
FCB REO V, LLC	DE
FCB REO Assets LLC	DE
FCB REO Dept. LLC	DE
FCB REO Florida Holdings LLC	DE
FCB REO Commercial LLC	DE
FCB REO Holdings LLC	DE
FCB REO Investments LLC	DE
FCB REO Land LLC	DE
FCB REO Properties LLC	DE
FCB REO Real Estate LLC	DE
FCB Restaurant Holdings LLC	DE
FCB Tampa Office Holdings LLC	DE
FCB Treasure Coast LLC	DE